UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2026

LENSAR, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39473	32-0125724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Discovery Drive
Orlando, Florida	32826
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 888 536-7271

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LNSR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and restates in its entirety Item 8.01 of the Current Report on Form 8-K filed by the Company (as defined below) on March 12, 2026 (the “Original Form 8-K”) to clarify the terms of the PCL Agreement (as defined below) that the Company entered into, as previously disclosed in the Original Form 8-K.

Item 8.01 Other Events.

On March 12, 2026, LENSAR, Inc. (the “Company”) reported that it has entered into a Priority Credit Line Agreement, dated as of March 11, 2026 (the “PCL Agreement”), by and between the Company and Wells Fargo Bank, N.A (“Wells Fargo”). The PCL Agreement provides for a revolving, non-purpose margin credit facility, secured by a first-priority lien on a designated brokerage account maintained at Wells Fargo (the “Collateral Account”), of an amount based on the collateral value in the Collateral Account. Based on the collateral value in the Collateral Account, the Company is permitted to borrow up to $9.2 million under the PCL Agreement.

Borrowings under the PCL Agreement bear interest, at the Company’s election, at either (i) a fixed rate based on the Treasury Yield plus an applicable margin, over a designated term, or (ii) a variable rate based on the Secured Overnight Financing Rate (SOFR) plus an applicable margin.

The PCL Agreement contains customary events of default, including, without limitation, failure to make any payment upon demand or otherwise when due or deposit additional collateral when required under the PCL Agreement; initiation of a bankruptcy petition or other insolvency proceeding; any event of default under any security agreement executed in connection with the Collateral Account; or the insufficiency of the value of the financial assets in the Collateral Account.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENSAR, Inc.

Date: March 12, 2026	By:	/s/ Nicholas T. Curtis
Nicholas T. Curtis Chief Executive Officer